Exhibit 10.16

[********] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ASSET PURCHASE AND TRADEMARK ASSIGNMENT AGREEMENT

ASSET PURCHASE AND TRADEMARK ASSIGNMENT AGREEMENT executed this 19th day of March, 1998, by and between LAYTON BIOSCIENCE, INC., a Delaware corporation (“Purchaser”) with an address at 105 Reservoir Road, Atherton, CA 94027 and MERCK & CO., Inc., a New Jersey corporation (“Seller”) with an address at One Merck Drive, Whitehouse Station, New Jersey 08889.

ARTICLE 1- DEFINITIONS

The following terms as used in this Agreement shall have the meanings set forth below:

SECTION 1.1 “Acquired Assets” means (a) the Trademarks as set forth in Schedule A, (b) any and all of Seller’s worldwide right, title and interest in the Intellectual Property as of the Closing Date, (c) the Documentation, and (d) all United States Food and Drug Administration New Drug Applications for the Product as set forth in Schedule B, but specifically excluding all Excluded Assets.

SECTION 1.2 “Affiliate” of a person means (i) any corporation or business entity fifty (50%) percent or more of the voting stock or other equity interest of which is owned directly or indirectly by such Person; or (ii) any corporation or business entity which directly or indirectly owns fifty (50%) percent or more of the voting stock or other equity interest of such Person; or (iii) any corporation or business entity under the direct or indirect control of a Person described in clause (i) or (ii), but “Affiliate” shall not include, as to Seller, any joint venture, partnership or similar entity in which Seller owns an equity interest of fifty percent (50%) or less and shall not include Banyu Pharmaceutical Co., Limited.

SECTION 1.3 “Agreement” or “this Agreement” means this Asset Purchase and Trademark Assignment Agreement, including all Schedules hereto.

SECTION 1.4 “Assumed Liabilities” means the liabilities to be assumed by Purchaser pursuant hereto, namely all claims and complaints (including, without limitation, all damages, losses, expenses and liabilities) relating to any or all of the Acquired Assets, made or brought after the Closing Date including, without limitation, (i) all liabilities arising out of the sale, purchase, consumption or use of the Product in the Territory and (ii) all liabilities arising out of any generation, treatment, storage, transportation, disposal or release, of any hazardous material, substance, waste or any toxic or other material regulated by any federal, state, provincial or local environmental statute, rule or regulation (except as provided in Section 8.2 hereof); provided, however that Assumed Liabilities shall not include claims and complaints (A) arising out of the sale, purchase, consumption or use of the Product prior to the Closing Date, (B) arising out of the consumption or use of Product sold or otherwise transferred by Seller to Persons other than Purchaser, or (C) asserting and establishing a breach of a specific warranty given by Seller in this Agreement.

SECTION 1.5 “Closing Date” means the date on which the “Closing” occurs as defined in Section 3.1 below.

SECTION 1.6 “Developments” shall mean all developments, improvements, enhancements or additions to or of the Acquired Assets or the Product, including without limitation any rights, patents, research, documents, intellectual property or other property developed, generated, or acquired by Purchaser or its successors or assigns after the date hereof with respect to the Acquired Assets or the Product.

SECTION 1.7 “Documentation” means the documents, papers, files and other Recorded Information described in Schedule C hereto.

SECTION 1.8 “Excluded Assets” means all assets, property, rights and interests of Seller other than the Acquired Assets, including without limitation all patents, information, know-how, trademarks, trade names, good will, intellectual property and proprietary rights, new drug applications and their equivalents, NDC numbers and their equivalents, product registrations, or other assets of Seller.

SECTION 1.9 “Excluded Liabilities” means the liabilities retained by Seller pursuant hereto, namely all claims and complaints (including, without limitation, all damages, losses, expenses and liabilities) relating to any or all of the Acquired Assets, made or brought prior to the Closing Date including, without limitation, all liabilities (A) arising out of the sale, purchase, consumption or use of the Product prior to the Closing Date or (B) arising out of the consumption or use of Product sold or otherwise transferred by Seller to Persons other than Purchaser.

SECTION 1.10 “Intellectual Property” means any and all of the following, but only to the extent that, in each case, they relate directly to the Product in the Territory and are set forth or embodied the Documentation: Know-how, Patents, Marks, methods, processes, formulae, techniques, trade secrets, copyrights, copyright applications, copyright registrations, inventions, inventors’ notes, molecular compositions, mechanisms of activity, and works of authorship; and specifically excludes (A) any information known or to become known to Seller or any of its employees, contractors or agents which is not in the form of Recorded Information, and (B) any Know-how, Patents, methods, processes, formulae, techniques, trade secrets, copyrights, copyright applications, copyright registrations, inventions, inventor’s notes, molecular compositions, mechanism of activity, works of authorship or Information to the extent that they are used for purposes other than manufacturing, marketing, selling, producing, licensing or in any way exploiting mecamylamine hydrochloride in the Territory.

SECTION 1.11 “Know-how” means any and all technical Information and know-how which relates directly to the Product, including, without limitation, biological, chemical, pharmacological, toxicological, clinical, assay, control and manufacturing data.

SECTION 1.12 “Liens and Encumbrances” means, with respect to the Acquired Assets, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

SECTION 1.13 “Marks” means any trademarks, service marks or names used for the Product in the Territory, and all trademark and service mark registrations (and any applications therefor) associated therewith in the Territory, together with all associated good will, including without limitation the name “INVERSINE.”

SECTION 1.14 “Net Sales” means [********].

SECTION 1.15 “New Drug Applications” and “NDAs” mean the applications for the Product filed with the U.S. Food and Drug Administration (“FDA”) for marketing authorization of the Product within the United States, as described in Schedule B, and all legal rights and privileges belonging or accruing to the owner or holder of such applications.

SECTION 1.16 “Patents” shall mean all patents and patent applications which generically or specifically claim the Product and (A) in which Seller has an ownership interest as of the date hereof or (B) to which Seller, as of the date hereof, has or shall in the future have the right to grant licenses. Included within the definition of Patents are all continuations, continuations-in-part, divisions, patents of addition, reissues, renewals or extensions thereof and all SPCs with respect thereto. The list of patent applications and patents encompassed within Patents is set forth in Schedule D hereto.

SECTION 1.17 “Payment Year” means each twelve-month period after the Closing Date, with the first Payment Year, if any, commencing on the date of the first sale of the Product to a customer in the United States and later Payment Years commencing on the same day of each succeeding year.

SECTION 1.18 “Person” means an individual, a corporation, a partnership, an association, a trust, or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

SECTION 1.19 “Product” means (A) the chemical compound mecamylamine hydrochloride, and (B) as of the Closing Date, the formulated tablet containing mecamylamine hydrochloride as heretofore marketed by Seller in the United States under the trademark INVERSINE®, and (C) after the Closing Date, any tablet or other formulation of mecalmylamine hydrochloride or any derivative thereof (including but not limited to any stereoisomers, either separated or combined, any hydrates, any solvates and any crystal forms).

SECTION 1.20 “Proprietary Information” means Recorded Information which discloses methods, processes, methodologies, ideas, formulae, techniques, Know-how, marketing data, product pricing, listing, product plans, procedures and techniques used by Seller prior to the date of this Agreement in connection with the Product, where such information derives Independent economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use, and which has heretofore been the subject of efforts by Seller that were reasonable under the circumstances to maintain its secrecy.

SECTION 1.21 “Qualified Successor” means (A) any individual, corporation or partnership that has a net worth of [********] or greater at the time of evaluation, or (B) any individual, corporation or partnership that has a net worth of less than [********] at the time of evaluation if Seller has consented in writing to such entity being classified as a Qualified Successor, which consent shall not be unreasonably withheld. For purposes of this definition, “net worth” shall mean total assets minus total liabilities as shown in a financial statement for such individual, corporation or partnership which has been prepared in accordance with generally accepted accounting principles consistently applied.

SECTION 1.22 “Recorded Information” means information or data that is physically recorded or stored in a readable or retrievable form, e.g., writing microfiche, computer disk, etc.

SECTION 1.23 “SPC” means a right based upon a patent to exclude others from making, using or selling the Product, such as a Supplementary Protection Certificate.

SECTION 1.24 “Territory” means all the countries and territories of the world.

SECTION 1.25 “Technical Package” means a specific collection of Recorded Information relating to the manufacture of the Product by Seller prior to the date of this Agreement. The Technical Package is expected to contain such items as: process flow diagrams, material safety data sheets, bulk drug specifications, finished product specifications.

SECTION 1.26 “Third Party” means any Person other than a party to this Agreement or an Affiliate of either party.

SECTION 1.27 “Trademarks” means the trademarks and trademark registrations for the Product as set forth in Schedule A. “Trademark” means any one of the Trademarks. The Trademark shown on Schedule A as being currently registered in Somalia is referred to hereinafter as the “Somali Trademark.”

ARTICLE II- PURCHASE AND SALE

SECTION 2.1 Purchase and Sale. On and subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, assign and transfer to Purchaser and Purchaser agrees to purchase, on the Closing Date, all of Seller’s right, title and interest in and to the Acquired Assets, subject only to Seller’s retained right to use any information within the Acquired Assets to the extent it relates to the Excluded Assets or to Excluded Liabilities or to any products hereinafter developed by Seller. The Purchaser shall not acquire pursuant hereto any assets or rights of any kind or nature, real or personal, tangible or intangible, other than the Seller’s right, title and interest in and to the Acquires Assets and such rights as may be set forth herein, and Seller shall retain all other assets, including, without limitation, the Excluded Assets. Seller make no representation or warranty of good title to the Acquired Assets but quitclaims all of its right, title and interest in and to the Acquired Assets to the Purchaser.

SECTION 2.2 Assumption of Liabilities. On the terms and subject to the conditions of this Agreement, the Purchaser agrees to assume the Assumed Liabilities. The parties understand and agree that Purchaser does not and should not assume or become liable for any liabilities, obligations, commitments or debts related to the Acquired Assets and arising from the sale, purchase, consumption, or use of Product sold by Seller prior to the Closing Date. However, nothing in this Section 2.2 shall restrict, reduce or in any way affect the obligations of Purchaser pursuant to Section 8.3 of this Agreement.

SECTION 2.3 Purchase Price.

(a) Purchaser shall pay to Seller, in consideration for the Acquired Assets, the following amount (the “Purchase Price”):

(i) on the Closing Date, the sum of [********] (the “Initial Payment”); and

(ii) a series of [********] annual installment payments (each a “Royalty Payment”), due and payable not later than thirty (30) days following the end of each Payment Year and equal to the lesser of

(A) [********], or

(B) an amount (the “Royalty”) equal to [********] of Net Sales for such Payment Year.

(b) Notwithstanding any other provision of this Section 2.3, no Royalty Payment shall be payable unless and until Product shall be produced, brought to market, and sold to a customer within the United Sates (other than an Affiliate of Purchaser). And the first Payment Year shall not commence until the date when the first such sale occurs.

(c) On or promptly after the Closing Date, but in no event later than thirty (30) days after the Closing Date, Seller shall deliver all tangible portions of the Acquired Assets (excluding the Technical Package) to Purchaser by hand delivery at the Closing or by shipping such items at Purchaser’s expense to a destination in the United States specified by Purchaser. The Technical Package shall be delivered to Purchaser as provided in subsection 2.3(f) below.

(d) Seller hereby agrees that at all times after the Closing Date, unless an Event of Default shall have occurred and be continuing, neither Seller nor any Affiliate of Seller shall directly or indirectly market, sell, produce, license or in any way exploit mecmylamine hydrochloride in the Territory.

(e) The Initial Payment will be tendered by Purchaser to Seller not later than the close of banking business on the Closing Date by Federal wire of funds to Chase Manhattan Bank, [********], Merck & Co., Inc. [********]; Reference: Sale of Inversine® to Layton Bioscience, Inc. March          1998 [Closing Date]. All Royalty Payments shall be paid by Purchaser to Seller on the date they are due by federal wire funds according to the wire transfer fund instructions above or amended wire instructions given by Seller to Purchaser in writing.

(f) Following the Closing Date, the Seller shall use reasonable efforts to assemble the Technical Package. The Seller shall describe the Technical Package in a schedule (the “Technical Package Schedule”) to be delivered to Purchaser at the same time as the Technical

Package. Notwithstanding any provision hereof to the contrary, the description of the Technical Package in the Technical Package Schedule as delivered by Seller shall conclusively establish the identity of the Documentation to be included in the Technical Package. Delivery of the Technical Package as described in the Technical Package Schedule to Purchaser shall be the Seller’s sole post-Closing responsibility with regard to the delivery of Documentation to Purchaser. The Seller shall deliver the Technical Package and the Technical Package Schedule to Purchaser not later than one hundred twenty (120) days after the Closing Date by shipping such items at Seller’s expense to a destination in the United States specified by Purchaser.

SETION 2.4 Events of Default. The following shall be Events of Default under this Agreement:

(a)	The Purchaser shall fail to make any payment (including without limitation any Royalty Payment) in accordance with the terms of this Agreement within ten (10) days after such payment is due;

(b)	The Purchaser shall fail to furnish to Seller any Payment Statement (as defined in Section 7.9(e) hereof) within ten (10) days after such Payment Statement is due;

(c)	Except as provided in Section 7.6 hereof, the Purchaser, without the prior written consent of Seller, shall resell or abandon any Trademark (other than the Somali Trademark) or the NDA or effect any substantial change of ownership or control of Purchaser before payment in full of all payments required or potentially required under Section 2.3, provided that such Event of Default shall be deemed to have occurred immediately prior to any such resale, abandonment or substantial change as set forth in Section 7.5 hereof;

(d)	The Purchaser shall fail to observe or perform any other covenant or obligation required to be observed or performed by it hereunder or under the Material Transfer Agreement by and between the parties hereto dated as of the date hereof;

(e)	Any financial statement, representation, warranty or certificate (including without limitation any Payment Statement required pursuant to Section 7.9(e) hereof) made or furnished by the Purchaser to Seller in connection with this Agreement shall be materially false, incorrect or incomplete when made;

(f)	The Purchaser shall admit its insolvency or its inability to pay its debts as they mature, the Purchaser shall become a debtor in any proceedings in bankruptcy or for reorganization, or Purchaser shall discontinue normal business operations or materially change the nature of its business.

SECTION 2.5 Interest and Liquidated Damages. In the event that any payment by Purchaser under this Agreement (including without limitation any Royalty Payment) is made ten (10) or more days later than when due, Purchaser shall pay interest to Seller, on all such payments, in the amount of the prime rate reported in the Wall Street Journal on the payment due date plus two percentage points, such interest to be accrued and payable daily without the necessity for any notice, demand or other action by Seller until the overdue amount has been paid in full. In the event Purchaser fails to make any Royalty Payment required under this Agreement within ninety (90) days of the date such payment is due, Seller shall be entitled to receive liquidated damages of double the amount of the overdue payment, such liquidated damages being payable immediately without the necessity for any notice, demand or other action by Seller until the overdue amount has been paid in full.

SETION 2.8 Indemnity. Purchaser shall indemnify Seller for all costs and expenses (including but not limited to attorney’s fees) incurred in attempt(s) to collect any payments due or to enforce any remedy provided under this Agreement.

SECTION 2.9 Remedies. (a) Upon the occurrence of any Event of Default, the Purchaser shall be deemed to have granted Seller a non-exclusive royalty-free license of all Acquired Assets then owned, possessed or claimed by Purchaser, with the right to manufacture, use, distribute, market and sell such Acquired Assets and the Product in the Territory (the”License”). Notwithstanding the preceding sentence, the Seller shall be deemed to have released the License, effective upon the cure of such Event of Default by Purchaser and receipt by Seller of all payments and obligations required under this Agreement (including without limitation all Royalty Payments and all interest payable on account of any overdue payments).

(b) After any Event of Default, Seller shall have, in addition to the rights and remedies given to it by this Agreement, all those rights and remedies allowed by all applicable laws, including without limitation the Uniform Commercial Code as enacted in the Commonwealth of Pennsylvania.

SECTION 2.10 Breach Notice. If any Event of Default occurs as described in Section 2.4 hereof (other than an Event of Default specified in paragraph (f) of Section 2.4), the Seller shall provide written notice of such Event of Default and shall permit the Purchaser thirty (30) days after dispatch of such notice in which to cure such Event of Default. If the Seller breaches any obligation under this Agreement, the Purchaser shall provide written notice of such breach and shall permit the Seller thirty (30) days in which to cure such breach.

SECTION 2.11 Legal Tender. All payments required to made under this Agreement shall be made in lawful money of the United Sates of America.

SECTION 2.12 Copy of Documentation. Notwithstanding any provision of this Agreement to the contrary, Seller shall have the right to retain one copy of the Documentation for its records, subject to the provisions of Sections 6.3 and 2.3(d).

ARTICLE III- EXECUTION, CLOSING AND EFFECTIVENESS

SECTION 3.1 Execution: Closing.

(a) The transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) to occur on or before March 31, 1998, at Seller’s offices in West Point, Pennsylvania, or at such other location as the parties may mutually agree.

(b) At the Closing, Seller shall deliver to Purchaser appropriately executed and authenticated Trademark Assignments to the Purchaser in the form of Schedules E-1, E-2 and E-3 hereto quitclaiming all its right, title and interest in and to the Trademarks (collectively the “Trademark Assignment”).

(c) At the Closing, Seller shall execute and deliver to Purchaser an assignment and bill of sale, in the form attached hereto as Schedule F, quitclaiming all its right, title and interest in and to the NDA, the Intellectual Property and the Documentation from Seller to Purchaser.

(d) At the Closing, Purchaser shall pay to Seller the Initial Payment of [********] by wire transfer in Federal funds available to Seller, as described in Section 2.3(e).

(e) At the Closing, Purchaser shall deliver to Seller such corporate resolutions of Purchaser, certified copies of the articles of incorporation and by-laws of Purchaser and certificates of incumbency and authority of the officers of Purchaser as Seller may request in order to ascertain the correctness of the representations and warranties of Purchaser as set forth in Article V hereof.

(f) Purchaser shall pay or cause to be paid any and all transfer, stamp, sales or other similar taxes or duties payable in connection with the sale or transfer of the Acquired Assets to Purchaser.

(g) Purchaser shall pay or cause to be paid any and all third-party costs and expenses relating to the transfer and assignment to Purchaser of the Trademarks, including, without limitation, all costs and taxes with respect to recordation of transfer. Recordation of transfer and assignment of the Trademarks shall be the responsibility of Purchaser.

(h) At any time or from time to time after the Closing, Seller shall, at the request of Purchaser and at Purchaser’s expense, execute and deliver any further instruments or documents and take such further action as Purchaser may reasonably request in order to accomplish transfer of Seller’s right, title and interest in and to the Acquired Assets to Purchaser as contemplated hereby; provided, however, that after the Closing Date, apart from such customary further assurances, the Seller shall have no other obligations except as specifically set forth and described herein, and without limitation of the foregoing the Seller shall have no obligation to (i) assist or otherwise participate in the amendment or supplementation of the NDA or otherwise to participate in any filings or other activities relating to the NDA other than filing the notice of transfer as contemplated by Section B hereof, or (ii) assist or otherwise participate in efforts to validate, continue or improve any process for or related to the manufacture of the Product.

SECTION 3.2 Conditions Precedent to Closing.

(a) Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement to be consummated at the Closing shall be subject to the reasonable satisfaction, or to the waiver by Seller in writing, on or before the Closing Date, of the following conditions, all of which are for the sole benefit of Seller:

(i) All representations and warranties of Purchaser set forth in Article V or elsewhere in this Agreement shall be true, correct and complete, and shall be certified by Purchaser to be true, correct and complete, as of the Closing Date.

(ii) No Event of Default under this Agreement shall have occurred and be continuing as of the date of the Closing and Purchaser shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by Purchaser prior to or on the Closing Date.

(iii) All approvals, applications, notifications or filings of or to public authorities, federal, state, local, or foreign, and, except as consented to Seller, all consents or approvals of any nongovernmental persons who are parties to contracts or other agreements to which Purchaser is also a party or to which any assets of Purchaser are subject, the granting of which is necessary for the consummation of the transactions contemplated to be consummated at the Closing, shall have been obtained.

(iv) Timely and effective occurrence of the events specified in paragraphs (d) and (e) of subsection 3.1 above shall be a condition precedent to the effectiveness of the items and documents delivered as described in paragraphs (b) and (c) of subsection 3.1 above.

(b) Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement to be consummated at the Closing shall be subject to the reasonable satisfaction, or to the waiver by Purchaser in writing, on or before the Closing Date, of the following conditions, all of which are for the sole benefit of Purchaser:

(i) All representations and warranties of Seller set forth in Article IV or elsewhere in this Agreement shall be true, correct and complete, and shall be certified by Seller to be true, correct and complete, as of the Closing Date.

(ii) Seller shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by Seller prior to or on the Closing Date.

(iii) All approvals, applications, notifications or filings of or to public authorities, federal, state, local, or foreign, and, except as consented to by Purchaser, all consents or approvals of any nongovernmental persons who are parties to contracts or other agreements to which Seller is also a party to or which any assets of Seller are subject, the granting of which is necessary for the consummation of the transactions contemplated to be consummated at the Closing, shall have been obtained.

SECTION 3.3 Further Assurances. Seller and Purchaser agree that at any time or from time to time after the Closing, each party, at the request and expense of the other, shall execute and deliver to the other all such instruments and documents or further assurances as the other party may reasonably request in order to quitclaim to Purchaser all of Seller’s right, title and interest in and to the Acquired Assets as contemplated hereby and to implement the License granted to Purchaser in Section 2.9 hereof; provided, however, that after the Closing, apart from such customary further assurances, the Seller shall have no other obligations except as specifically set forth and described herein, and without limitation of the foregoing the Seller shave have no obligation to (i) assist or otherwise participate in the amendment or supplementation of the NDA or otherwise to participate in any filings or other activities relating to the NDA other than filing the notice of transfer as contemplated by Section 6 hereof, or (ii) assist or otherwise participate in efforts to validate, continue or improve any process for or related to the manufacture of the Product.

SECTION 3.4 No Brokers. Seller and Purchaser mutually represent and warrant to each other that they have not negotiated with any broker or finder in connection with this Agreement or the subject matter hereof. Each party agrees that should any claim be made against the other party for any broker’s commission or finder’s fee by reason of the acts of such party, the party upon whose acts such claim is adjudicated shall hold the other party harmless from and against all liability and expense in connection therewith.

ARTICLE IV- SELLER’S REPRESENTATIONS AND WARRANTIES

Subject to Section 9.4 hereof, Seller represents and warrants as of the Execution Date and the Closing Date that:

SECTION 4.1 Corporate Existence and Authorization; Contravention.

(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey.

(b) The execution, delivery and performance by Seller of this Agreement and each of the documents contemplated hereby to which the Seller is a party are within Seller’s corporate power, have been duly authorized by all necessary corporate action and do not contravene or constitute a default under any provision of the certificate of incorporation or by-laws of Seller or any provision of applicable law or regulation or of any judgment, injunction, order or decree binding upon Seller or to which any Acquired Asset is subject, or any indenture, bank loan, credit, or other agreement binding upon Seller or to which the Acquired Assets are subject. This Agreement and each of the documents contemplated hereby to which the Seller is a party is a legal, valid and binding agreement of Seller enforceable in accordance with its terms.

(c) Except for the requirement that both Purchaser and Seller provide written notice, in the form attached hereto as Schedule G, of the transfer of the NDA from Seller to Purchaser, and any requirements of Hart-Scott-Rodino and any equivalent law or regulation currently in effect in any country or jurisdiction other than the United States, the execution, delivery and performance by Seller of this Agreement, and the consummation by Seller of the transactions contemplated hereby, require no action by or in respect of, or filing with, any governmental body, agency or official or any other consent of any person, firm or other entity.

SECTION 4.2 Status of Acquired Assets.

(a) To the best of Seller’s knowledge, the Acquired Assets are free and clear of all Liens and Encumbrances.

(b) To the best of Seller’s knowledge, (i) no product formula, formulation, Trademark, process, method, substance, or other material (an “Item”) which is part of the Acquired Assets infringes any rights owned or held by any person other than Seller, and (ii) no item currently being manufactured, distributed, sold or used by any person infringes any rights of Seller to the Acquired Assets.

SECTION 4.3 Litigation.

(a) To the knowledge of Seller, there are no pending private or governmental proceedings, claims, actions, or investigations against Seller relating to the Product which are likely (either individually or in the aggregate) to result in an adverse decision imposing a judgment, fine or penalty.

(b) Since 1960, there have been no judgments, decrees or orders of any court or other governmental body binding upon Seller relating to the Product.

SECTION 4.4 Compliance with Laws. Seller is now charged with, and to the best of the knowledge of Seller is not now under investigation with respect to, any violation of any applicable law, regulation, order or requirement in the United States of America which related to the Product.

SECTION 4.5 Sufficiency of Transfer. The Acquired Assets and the rights transferred under this Agreement include all assets used or held by Seller for use primarily in connection with the Product in the Territory as of the date hereof, except for the Excluded Assets.

SECTION 4.6 Transfer Documents. The assignments and transfer documents to be delivered to Purchaser pursuant to Section 3.1 will be in appropriate form and sufficient to quitclaim to Purchaser all of Seller’s right, title and interest in and to the Acquired Assets.

SECTION 4.7 NDA Review. Seller had provided Purchaser with the opportunity to review the true, accurate and complete NDA’s for the Product, which include information concerning side effects, injury, toxicity or sensitivity reaction, or unexpected incidents, whether or not serious or unexpected, relating to the Product (“Adverse Experiences”), which Seller has reported to the FDA during the three (3) years immediately preceding the Closing Date. Any additional information regarding Adverse Experiences received by Seller before the Closing Date but not yet reported to the FDA will be provided to Purchaser within fourteen (14) days after Closing Date. For purposes of this Section 4.7, “serious” and “unexpected” have the meanings set forth in Section 6.4 of this Agreement. Additionally, Seller has allowed Purchaser to meet with officials of the Food and Drug Administration review the approval status of the NDAs for the Product.

SECTION 4.8 Intellectual Property. The Intellectual Property set forth or embodied in the Documentation includes substantially all of the Know-how, Marks, Patents, methods, processes, formulae, techniques, trade secrets, copyrights, copyright applications, copyright registrations, inventions, inventor’s notes, molecular compositions, mechanisms of activity, and works of authorship which (a) relate primarily to the Product, (b) are owned and readily obtainable by Seller as of the date this representation and warranty is given, and (c) exist on the date this representation and warranty is given in the form of Recorded Information that is in the possession of, and readily obtainable by, the Seller. Seller makes no representation or warranty concerning the accuracy, completeness or utility of the Documentation or any of the Intellectual Property.

SECTION 4.9 Patents and Marks; Disclaimers.

(a) Seller does not represent, and specifically disclaims, that it is the holder of any unexpired Patents in the United States. All of the information about Patents contained in the Documentation relates to expired Patents.

(b) Seller does not represent, and specifically disclaims, that it is the holder of (i) any Patents that are registered or effective outside the United States or (ii) any Marks that are registered or effective outside the United States except as shown on Schedule A.

SECTION 4.10 Tax Matters. In all respects relating to the Acquired Assets or Seller’s business related to the Acquired Assets directly or indirectly, (A) Seller has filed all federal, state, local and foreign tax returns required to be filed for the jurisdictions in which the business or assets of Seller are subject to tax, (B) each such return is complete, accurate and in compliance with applicable law and regulations in all material respects, and (C) Seller has paid or provided for all such taxes of any nature whatsoever, with any related penalties, interest and liabilities (any of the foregoing being referred to herein as a “Tax”), that are or would be shown on such tax returns as due and payable on or before the date hereof, other than such Taxes as are being contested in good faith.

SECTION 4.11 Data. All Recorded Information in the possession of, and readily obtainable by, the Seller reflecting quality, toxicity, safety and/or efficacy characteristics of the Product has been disclosed to Purchaser prior to, or will be disclosed to Purchaser on, the Closing Date; provided, however, that to the extent that such Recorded Information is contained in the Technical Package, such Recorded Information will be disclosed to Purchaser at or before the time the Technical Package is delivered to Purchaser. Except as set forth in the preceding sentence, Seller makes no representation or warranty concerning the accuracy, completeness or utility of any Recorded Information disclosed to Purchaser on, prior to or after the Closing Date.

ARTICLE V- PURCHASER’S REPRESENTATIONS AND WARRANTIES

Purchaser represents and warrants as of the Execution Date and the Closing Date that:

SECTION 5.1 Corporate Existence. Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware.

SECTION 5.2 Due Authorization: Noncontravention. The execution, delivery and performance by Purchaser of this Agreement and each of the documents contemplated hereby to which the Purchaser is a party are within Purchaser’s power, have been duly approved and authorized by all necessary action and do not contravene or constitute a default under the constitutive documents of Purchaser or of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser. This agreement is a legal, valid and binding agreement of Purchaser enforceable in accordance with its terms.

SECTION 5.3 Government Action. To the best of Purchaser’s knowledge, except for the requirement that both Purchaser and Seller provide written notice, in the form attached hereto as Schedule G, of the transfer of the NDA from Seller to Purchaser and any requirements of Hart-ScottoRodino and any equivalent law or regulation currently in effect in any country or jurisdiction other than the United States, the execution, delivery and performance by Purchaser of this Agreement and each of the documents contemplated hereby to which the Purchaser is a party require no action by or in respect of, or filing with, any governmental body, agency or official, or any other consent.

SECTION 5.4 Solvency and Financial Condition. Purchaser is financially sound and fully solvent and had no reason to anticipate any inability to perform, or material difficulty performing, any of its obligations set forth in this Agreement.

SECTION 5.5 Financial Statements. The financial statements dated March 31, 1996 and 1997 (audit report dated August 29, 1997) and previously furnished to Seller (i) are the most recent financial statements for the Purchaser, (ii) have been prepared in accordance with generally accepted accounting principles consistently applied, (iii) provide an accurate representation of Purchaser’s financial condition at the date thereof and the results of operations for the periods covered thereby, (iv) contain no material misstatements, errors or omissions, (v) do not fail to disclose the existence of any liens, judgments, leases, contracts or contingent liabilities of Purchaser. There have been no material adverse changes in the assets or liabilities, or in the business condition, financial or otherwise, of the Purchaser from March 31, 1997 to the date hereof.

SECTION 5.6 Hart Scott Rodino. Purchaser has complied and will comply in all material respects with the requirements of Hart Scott Rodino, 15 U.S.C. Section 18A.

SECTION 5.7 Further representations and warranties.

(a)	This Agreement is valid and binding and enforceable in accordance with its terms.

(b)	The property of the Purchaser is not subject to any liens, security interests, leases or other interests except as set forth in Schedule 5.7(b). The Acquired Assets and the Developments will not be subject to any liens, security interests, leases or other interests except as set forth in Schedule 5.7(b) at any time before all Royalty Payments have been paid.

(c)	The location of the chief executive offices and all other places of business of Purchaser are as set forth in Schedule 5.7(c).

(d)	The Purchaser has no subsidiaries, direct or indirect; the Purchaser is not engage in any joint venture or partnership with any other person.

SECTION 5.8 Disclosure. No representation or warranty by Purchaser in this Agreement contains any untrue statement of material fact.

ARTICLE VI- SELLER’S COVENANTS

Seller covenants and agrees as follows:

SECTION 6.1 Filings. Seller will use reasonable efforts in good faith to file or cause to be filed with the FDA, as soon as practicable after the Closing Date, the notice (substantially in the form of Schedule G attached hereto), required to be filed by it in connection with its transfer of the NDA.

SECTION 6.2 No Liens and Encumbrances. Any Liens and Encumbrances known by Seller to exist with respect to any of the Acquired Assets shall be satisfied of record on or prior to the Closing Date by Seller.

SECTION 6.3 Confidentiality. Until the later of ten (10) years following the Closing Date or the payment in full of the last Royalty Payment to become due and payable, Seller will, and will cause each of its Affiliates and employees to, preserve the confidentiality of all confidential, proprietary and trade secret information used or held for use primarily in connection with the Acquired Assets, provided that (i) Seller and its Affiliates may use and disclose any such information which has been publicly disclosed (other than by Seller or any Affiliate in breach of its obligations under this Section ) or as otherwise permitted under this Agreement; or to the extent such information relates to Excluded Assets, provided that, if such information relates to both Acquired Assets and Excluded Assets, Seller will maintain its confidentiality only to the extent that maintenance of its confidentiality does not unreasonably interfere with Seller’s or its Affiliates ability to use, market or sell any or all of the Excluded Assets; and (ii) to the extent that Seller or any Affiliate thereof may become legally compelled to disclose any of information, Seller or such Affiliate may (to the extent so compelled) disclose such information if they shall have first used reasonable efforts in good faith, and shall have afforded Purchaser the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information required to be so disclosed.

SECTION 6.4 Adverse Experience and Reaction Reporting. Until the later of ten (10) years following the Closing Date or the payment in full of the last Royalty Payment to become due and payable, Seller shall notify Purchaser of any information concerning any serious or unexpected side effects, injuries, toxicities, sensitivity reactions, adverse experiences, or other incidents relating to the Product, of which Seller receives notice on or after the Closing Date, including providing copies of all such adverse experience or reaction reports within two (2) weeks of Seller’s receipt of such reports. For purposes of this Section 6.4 and Section 7.5: (A) “serious” means an experience or reaction which is fatal or life threatening, results in persistent or significant disability, requires inpatient hospitalization or prolongation of existing inpatient hospitalization, is a congenital anomaly, cancer, or the result of an overdose, or is another important medical event (even if not life-threatening, resulting in death, or requiring hospitalization) if, based upon appropriate medical judgments, such medical event may jeopardize the patient’s or subject’s health or may require medical or surgical intervention to prevent one of the other outcomes listed previously, and (B) “unexpected” means a condition or development not listed in the then-current FDA-approved labeling for the Product, and includes those experiences or reactions that show a significant increase in incidence or severity over what appears on the labeling of the Product or in NDA trials or that are a failure of the Product to achieve claimed activity.

SECTION 6.5 Notification of Orders Received. Commencing on the Closing Date and continuing until the second anniversary of the Closing Date, Seller will use its best efforts to notify Purchaser of any and all order for the Product actually received by the Seller by promptly forwarding such orders to Purchaser. Notwithstanding the foregoing, Seller does not anticipate any such orders and has made no representations to Purchaser that any such orders are likely to be received or forwarded.

ARTICLE VII- PURCHASER’S COVENANTS

Purchaser covenants and agrees as follows:

SECTION 7.1 Confidentiality. Until the later of ten (10) years following the Closing Date or the payment in full of the last Royalty Payment to become due and payable, Purchaser will, and will cause each of its Affiliates and employees to, preserve the confidentiality of all confidential, proprietary and trade secret information and material included within the Acquired Assets, or disclosed hereunder, which relates to any Excluded Assets, provided that (i) Purchaser and its Affiliates may use and disclose any such information which has been publicly disclosed (other than by Purchaser or any Affiliate in breach of its obligations under this Section) or as otherwise permitted under this Agreement; or to the extent such information relates to the Acquired Assets, provided that, if such information relates to both Acquired Assets and Excluded Assets, Purchaser will maintain its confidentiality only to the extent that maintenance of its confidentiality does not unreasonably interfere with Purchaser’s ability to use, market or sell units of the Product in the ordinary course of business; and (ii) to the extent that Purchaser or any Affiliate thereof may become legally compelled to disclose any of such information, Purchaser or such Affiliate may (to the extent so compelled) disclose such information if they shall have first used reasonable efforts in good faith, and shall have afforded Seller the opportunity to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information required to be so disclosed.

SECTION 7.2 FDA Filings. Purchaser will use its reasonable efforts in good faith promptly to file or cause to be filed with the FDA, any notice, document and/or other materials required to be filed by it in connection with its purchase of the Acquired Assets (including without limitation the filings required by 21 CFR Section 314.72) and to make promptly any further filings and take any actions required of it as may be necessary to consummate the transactions contemplated hereby.

SECTION 7.3 Post-Closing; Use of Names. Beginning on the Closing Date, Purchaser will mark clearly all units of the Product manufactured or distributed to indicate Purchaser’s ownership of the Product and will not use the words, names or combined letters “Merck”, “Merck & Co., Inc.”, “MMD”, “Merck Manufacturing Division”, “Merck Sharp & Dohme”, “MSD”, “Merck Frosst”, “Frosst”, “Merck Frosst Canada Inc.” or any variation thereof or other word, name or letter combination substantially similar thereto, or any other trade name or trademark of Seller in connection with the Product or otherwise, or as part of the name of the Purchaser or any Affiliate of the Purchaser, after the Closing Date.

SECTION 7.4 Cooperation in Litigation. From and after the Closing Date, Purchaser agrees that in the defense of any litigation, hearing, regulatory proceeding or investigation or other similar matter relating to the Acquired Assets or the Excluded Liabilities, Purchaser will make available to Seller during normal business hours, but without unreasonably disrupting its business, all personnel and records as to the Acquired Assets held by Purchaser and reasonably necessary to permit the effective defense or investigation of such matters.

SECTION 7.5 Adverse Experience and Reaction Reporting. Effective on the Closing Date and continuing until the later of ten (10) years following the Closing Date or the payment in full of the last Royalty Payment to become due and payable, Purchaser shall be responsible for reporting adverse experiences and reactions with respect to the Product in conformance with all applicable laws, rules and regulations and shall send to Seller, throughout the term of this Agreement, copies of all such adverse experience or reaction reports, with all serious and unexpected adverse experiences as defined in Section 6.4 hereof (and relevant government reporting forms) sent within two (2) weeks of Purchaser’s receipt, and all adverse experiences or reactions other than serious or unexpected adverse experiences (and relevant government reporting forms) sent to Seller on a quarterly basis addressed to Seller.

SECTION 7.6 Resale; Abandonment. (a) Purchaser agrees not to resell or abandon any Trademark (other than the Somali Trademark) or the NDA for the Product (any such resale or abandonment being a “Transfer”), or to effect any substantial change in ownership or control of Purchaser (including but not limited to a sale of more than 49% of the voting stock or other equity interest of Purchaser or any form of merger or consolidation) (a “Substantial

Change”), before all payments and all potential payments required under Section 2.3 have been made.

(b) Notwithstanding subsection (a) of this Section 7.6, Purchaser shall be entitled to transfer the Acquired Assets or any interest in Purchaser to an Affiliate of Purchaser or to a Qualified Successor or to effect a merger or consolidation as a result of which an Affiliate or a Qualified Successor shall be the surviving corporation, provided that each and every one of the following conditions is met:

(i) In the case of a Qualified Successor, the Purchaser shall provide to Seller in writing, no less than thirty (30) days prior to the proposed Transfer of Substantial Change, the name and address of the proposed Qualified Successor and, unless the proposed Qualified Successor is a public held company which is required to file and has filed current annual and quarterly 10K and 10Q reports with the Securities Exchange commission, copies of the Qualified Successor’s most recent audited financial statements, the dates of which shall not in any case be more than one year prior to the date of the proposed Transfer or Substantial Change. Seller’s receipt and review of such financial statements shall be subject to its confidentiality obligations hereunder, and in addition Seller shall, if so requested, execute an additional confidentiality agreement in customary form for the benefit of the proposed Qualified Successor.

(ii) No such Transfer or Substantial Change shall operate to release Purchaser from any of its obligations hereunder, and (except for a merger or consolidation in which Purchaser ceases to retain its separate corporate existence) Purchaser shall remain obligated hereunder as if no Transfer or Substantial Change had occurred.;

(iii) Immediately prior to any such Transfer or Substantial Change, the Purchaser shall execute and deliver to Seller a certificate signed by its chief executive officer reaffirming the representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.4 and 5.7 above as to the Purchaser as of the time of such Transfer or Substantial Change;

(iv) Immediately prior to any such Transfer or Substantial Change, the Affiliate or Qualified Successor which is the proposed transferee or surviving corporation shall execute and deliver to Seller a certificate signed by its chief executive officer affirming the representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.6, and 5.7 above as to such Affiliate or Qualified Successor as of the time of such Transfer or Substantial Change;

(v) The Affiliate transferee or Qualified Successor under any Transfer or Substantial Change shall agree in writing to be bound by all of the obligations of Purchaser hereunder, including without limitation the obligations set forth in this Section 7.6.

(c) Except as provided in subsection (b) of this Section 7.6, if the Purchaser, without the prior written consent of Seller, effects a Transfer or Substantial Change before payment in full of all payments required or potentially required under Section 2.3, then an Event of Default shall be deemed to have occurred prior to any such Transfer or Substantial Change and the license provided in Section 2.9 hereof shall be deemed to have been granted prior to the effectiveness of any such Transfer or Substantial Change.

SECTION 7.7 Taxes. Purchaser will, at Seller’s request and expense, cooperate with Seller and its Affiliates in connection with any audit of Seller by the Internal Revenue Service or any other U.S. or non-U.S. taxing authority of any tax return in connection with the Acquired Assets. Seller will have the sole right, at its sole expense, to conduct any audit (including without limitation, any audit referred to in the preceding sentence) or any other proceeding before any taxing authority, to prepare and file any amended tax return, claim for refund or tax court petition, to prosecute any such claim and to select counsel, to engage in litigation and to consent to any settlement in connection therewith with respect to any taxes for the period prior to the Closing Date, and Purchaser will execute and deliver, or cause to be executed and delivered, to Seller or its designees all instruments (including, without limitation, powers of attorney) reasonably requested by Seller in order to implement the provisions of this Section 7.7.

SECTION 7.8 Best Efforts. Purchaser agrees to use its best efforts, in good faith, to market and sell units of the Product until all Royalty Payments required or potentially required to be made under this Agreement have been paid in full.

SECTION 7.9 Further Covenants. Until all Royalty Payments have been paid in full (together with any interest or liquidated damages payable as provided in Section 2.5):

(a) The Purchaser will notify Seller in writing thirty (30) days in advance of any change in the location of any of its executive offices or places of business.

(b) The purchaser shall keep and require it Affiliates and sublicensees to keep complete and accurate books and records of all sales of the Product and all other matters and transactions relating to the Product and the Acquired Assets, in accordance with generally accepted accounting practices consistently applied, including without limitation records of the volume of unit sales, the prices in effect, from time to time, the revenue derived from sales of the Product and all other information used or necessary to be used in computing Net Sales and Royalty Payments. Seller shall have the right, without charge and at Seller’s expense, through a certified public accountant or like person reasonably acceptable to Purchaser, to examine and audit all books and records relating to the Product or the Acquired Assets during regular business hours, subject to customary confidentiality protections; provided, however, that such examination and audit shall not take place more often than once a year. In addition, the Purchaser will furnish Seller any information regarding its business affairs and financial condition within a reasonable time after written request therefor.

(c) The Purchaser will give immediate written notice to Seller of any litigation or proceeding in which Purchaser is a party that might materially and adversely affect the Product or Acquired Assets. Purchaser’s rights in the Product or Acquired Assets, or Purchaser’s financial condition, property or business.

(d) The Purchaser will not mortgage, pledge, grant or permit to exist a lien, lease, pledge, change or security interest upon any of the Acquired Assets or the Developments, except for liens and security interests in favor of Seller.

(e) At the time each Royalty Payment is due, Purchaser shall furnish to Seller a statement, certified as true and correct by its chief executive officer, which statement shall demonstrate in detail how the amount of the Royalty Payment has been calculated (“Payment Statement”). Without limiting the generality of the foregoing, each payment Statement shall contain the following information: total sales volume of Inversine® in the United States during the applicable Payment Year, the unit price for Inversine® in effect in the United States from time to time during such Payment Year; itemization of all taxes and duties taken into account in calculating Net Sales; and itemized details of all rebates and returns with respect to Inversine® in the United States during such Payment Year. All such information shall be presented in accordance with generally accepted accounting practices consistently applied.

(f) The Purchaser will not materially alter the use of any Trademark or use any Trademark in association with any drug, product, item or service other than the Product. If the Purchaser desires to change or supplement the use of the Product from that specified under “Goods” in Schedule A hereto, Purchaser will (i) register as required in the United States Patent and Trademark Office to reflect any such changed or supplemental use, (ii) retain the present uses as shown under “Goods” in Schedule A in any revised or subsequent trademark registrations for the Product, and (iii) retain and preserve all trademarks for the Product (and all uses therefor) existing as of the Closing Date.

(g) If Purchaser intends to use, manufacture, distribute or sell the Product in the form of a stereoisomer or other derivative other than the formulation heretofore manufactured and sold by Seller under the name “INVERSINE,” Purchaser shall notify Seller not less than six (6) months prior to such proposed use, manufacture, distribution or sale.

ARTICLE VIII- SURVIVAL; INDEMNIFICATION

SECTION 8.1 Survival; Remedy for Breach. All representations, warranties, covenants and indemnities of the parties contained herein shall survive the Closing Date until the later of ten (10) years after the Closing Date or two (2) years after the last Royalty Payment required or potentially required to be paid hereunder is due and payable. The covenants and agreements of Seller and Purchaser hereunder that require by their terms performance or compliance on and after the Closing Date shall continue in force thereafter in accordance with their terms.

SECTION 8.2 Indemnification by Seller. Seller shall indemnify Purchaser against and defend Purchaser against any and all damage, loss, liability and expense (including, without limitation, reasonable attorneys’ fees in connection with any action, claim, suit or proceeding brought against Purchaser and/or its Affiliate(s)) and the cost of remedial action under applicable laws and regulations incurred or suffered by Purchaser arising out of (1) any misrepresentation or breach of covenant, agreement, representation or warranty of Seller contained in this Agreement or (ii) any Excluded Liability, provided, however, that Purchaser shall not be entitled to any indemnification under this Section 8.2, except for claims under sections 4.2, and 4.5, unless and until the amount of claims for which Purchaser is entitled to be indemnified exceeds in the aggregate $175,000 (the “Deductible”), in which event Purchaser is entitled to receive indemnification with respect to such claims to the extent of the entire amount of the Deductible.

SECTION 8.3 Indemnification by Purchaser.

(a) Purchaser shall indemnify Seller against and agrees to hold Seller harmless from any and all damage, loss, liability and expense (including without limitation, reasonable attorneys’ fees and expenses in connection with any action, claim, suit or proceeding brought against Seller and/or its Affiliate(s)) and the cost of remedial action under applicable laws and regulations incurred or suffered by Seller and/or its Affiliates arising out of (i) any and all acts and omissions of Purchaser before or after the Closing Date, whether or not such acts are negligent, unlawful or otherwise wrongful in any manner, in connection with the transactions contemplated by this Agreement, including without limitation Purchaser’s efforts to become the owner of the NDA, to amend or supplement the NDA, and to validate, continue or improve any process for or related to the manufacture of the Product, (ii) any misrepresentation or breach of covenant, agreement, representation or warranty of Purchaser contained in this Agreement, or (iii) any Assumed Liability. Without limitation of the foregoing, Purchaser acknowledges and agrees that its indemnification obligations under this section 8.3 include indemnifying Seller and holding Seller harmless against any liability which may be asserted under the “Best Price” provisions of the Federal Medicaid statute (42 U.S.C. Section 1396r-8) in the event that Purchaser raises the price of the Product after the Closing Date.

(b) If Seller or any Affiliate thereof has retained any liability which would otherwise be an Assumed Liability as a result of the failure to obtain the consent of a third party to transfer such liability to Purchaser, Purchaser shall indemnify Seller against and agrees to hold Seller harmless from any such liability incurred with respect to any period beginning on or after the Closing Date, provided that Seller notifies Purchaser of the existence of such failure to obtain consent in a notice expressly referring to this Section 8.3 (b).

SECTION 8.4 Indemnification; Notice and Settlements. A party seeking indemnification pursuant to Section 8.2 or 8.3 (an “indemnified party”) shall give prompt notice to the party from whom such indemnification is sought (the “indemnifying party”) of the assertion of any claim, or the commencement of any action or proceeding, in respect of which indemnity may be sought hereunder. The indemnifying party shall have the right to, and shall at the request of the indemnified party, assume the defense, with counsel reasonably satisfactory to the indemnified party, of any such suit, action or proceeding at its own expense. An indemnifying party shall not be liable under Section 8.2 or 8.3 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder, which consent shall not be unreasonably withheld.

ARTICLE IX- MISCELLANEOUS

SECTION 9.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be sent by fax and by first class mail or nationally recognized overnight delivery service:

If to Seller to:

Merck & Co., Inc.

Sumneytown Pike

West Point, PA 19486

Attention: Mr. Eugene Wolkoff

Senior Director, Business Development

Tel. (215) 652-0887

Fax: (215) 652-2131

with a copy to:

Bruce Hartman, Esq.

Legal Department

WP53C-326

Tel. (215) 652-5642

Fax. (215) 652-6355

If to Purchaser to:

Layton Bioscience, Inc.

105 Reservoir Road

Atherton, CA 84027

Attention: Mr. Gary L. Snable

President and CEO

Tel. (650) 854-6614

Fax: (650) 854-4776

with a copy to:

Thomas L. Barton, Esquire

Wise & Shepard LLP

3030 Hansen Way Suite 100

Palo Alto, CA 94304-1006

Tel. (650) 856-1200

Fax. (650) 856-1344

Or such other addresses as such party may hereafter specify by written notice to the other party. Each such notice, request or other communication shall be effective when received at the address specified in this Section 9.1.

SECTION 9.2 Expenses. All legal and other costs and expenses incurred in connection herewith and the transactions contemplated hereby shall (except as otherwise provided herein) be paid by the party incurring such expenses.

SECTION 9.3 Bulk Sales Statutes. Purchaser hereby waives compliance by Seller with any applicable bulk sales statutes in any jurisdiction in connection with the transactions under this Agreement.

SECTION 9.4 Limitation on Seller’s Representations and Warranties.

(a) PURCHASER ACKNOWLEDGES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, SELLER HAS MADE NO REPRESENTATION OR WARRANTY WHATSOEVER AND PURCHASER HAS NOT RELIED ON ANY REPRESENATION OR WARRANTY, EXPRESS OR IMPLIED, EXCPET THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, PURCHASER IS ACQUIRING THE ACQUIRED ASSETS ON AN “AS IS, WHERE IS” BASIS WITHOUT ANY EXPRESS OR

IMPLIED WARRANTIES AS TO THE FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR CONDITION OF THE ACQUIRED ASSETS OR AS TO ANY OTHER MATTER.

(b) Without limiting the generality of subsections 9.4(a) above, Seller has made no representations or warranties that the Know-how, methods, processes, formulae, techniques, trade secrets or other information included in the Intellectual Property or in the Documentation or elsewhere in the Acquired Assets will be useful to the Purchaser for any purpose whatsoever, and more specifically Seller has affirmatively disclosed to Purchaser certain problems previously experienced in connection with the manufacture of the Product and Seller makes no representations or warranties concerning the manufacturing process or the efficacy, efficiency or adequacy of the Acquired Assets for the purpose of manufacturing, marketing or selling the Product either before or after the Closing.

(c) Without limiting the generality of subsections 9.4(a) and (b) above, Seller has made no representations or warranties concerning the efficacy or safety for human use of the Product, whether in the formulation heretofore manufactured and sold under the name “INVERSINE” or in the form of any other stereoisomer or other derivative.

SECTION 9.5 Successors and Assigns. This Agreement shall be binding upon and shall insure to the benefit of the parties and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the prior written consent of the other party hereto, and any attempted assignment without such consent shall be void.

SECTION 9.6 Entire Agreement; Amendment. This Agreement, including, without limitation, the Schedules hereto, embodies the entire agreement of the parties hereto with respect to the subject matter hereof and supercedes any and all prior agreements with respect thereto, except for any prior confidentiality agreements which shall survive. In the event of any conflict between this Agreement and any such prior confidentiality agreement, the agreement imposing stricter confidentiality shall govern. No waiver, amendment or modification of any provision hereof or of any right or remedy hereunder shall be effective unless in writing and signed by the party against whom such waiver, amendment or modification is sought to be enforced.

SECTION 9.7 Captions; Construction. Captions herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement. Unless otherwise specified, the words “herein”, “hereof” and terms of like import shall be deemed to refer to the Agreement as a whole and not merely to a single part thereof.

SECTION 9.8 Public Announcement. No press release, public announcement, confirmation or other information regarding this Agreement or related matters shall be made by either party without the prior written consent of the other party (other than as necessary to perform the provisions of this Agreement or to its employees or as may be required by law or by any applicable rules of any stock exchange; provided, however, that disclosure to employees shall not result in a requirement of public disclosure under such applicable law or rules).

SECTION 9.9 Governing Law. This Agreement shall be governed by, interpreted and construed, and all claims and disputes, whether in tort, contract or otherwise be resolved in accordance with the substantive laws of the Commonwealth of Pennsylvania without reference to any rules of conflict or laws of renvoi.

SECTION 9.10 Jurisdiction; Venue; Arbitration and Other Remedies. In the event of any controversy or claim arising out of or relating to this Agreement, performance hereunder, termination hereof, or relationship created hereby, each party irrevocably submits to the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania and the Federal courts of the United States District Court for the Eastern District of Pennsylvania for the purposes of any suit, action or other proceeding arising out of this Agreement or transactions contemplated hereby. Each party irrevocably and unconditionally waives any objection to the laying of venue in the state and Federal courts of Pennsylvania as stated above and that any such action was brought in an inconvenient forum. Notwithstanding the foregoing:

(a) In the event of a threatened disclosure in violation of this Agreement, Seller shall have the right to seek injunctive relief from any competent court in the jurisdiction where the disclosure is threatened to prevent such disclosure pending resolution of the merits of the dispute;

(b) At the option of Seller, any controversy, claim or dispute between the parties hereto arising out of or relating to the performance, construction, interpretation or enforcement of this Agreement shall be submitting to binding confidential arbitration pursuant to the Federal Arbitration Act, 9 U.S.C. § 1 et seq. in accordance with the Rules of Commercial Arbitration of the American Arbitration Association or its successor. Any arbitration pursuant to this Agreement shall be conducted within the Eastern District of Pennsylvania by three neutral arbitrators selected by the American Arbitration Association. The judgment upon the award rendered in any such arbitration shall be final and binding upon the parties and may be entered in any court having jurisdiction thereof. All fees and expenses of the arbitrators and all other expenses of the arbitration, except for attorneys fees, shall be shared equally by the parties. Each party shall bear its own attorneys fees.

SECTION 9.11 Consent and Waiver Regarding Service of Process and Personal Jurisdiction. In any action, suit, arbitration or proceeding to enforce the rights of either party under this Agreement or otherwise arising out of this Agreement or from any acts, omissions or activities of either party arising from or related in any way to this Agreement or the transactions contemplated hereby, the Purchaser, by execution and delivery of this Agreement, expressly and irrevocably consents to the service of any complaint, summons, notice or other process relating to any such action, suit, arbitration or proceeding by delivery thereof to it by hand or by any other manner provided for in Section 9.1 hereof. Purchaser hereby expressly and irrevocably waives any claim or defense in any such action, suit arbitration or proceeding based on any alleged lack of personal jurisdiction, improper venue, forum non conveniens or any similar doctrine or theory.

SECTION 9.12 Waiver of Jury Trial. In any action, suit, arbitration or proceeding to enforce the rights of either party under this Agreement or otherwise arising out of this Agreement or from any acts, omissions or activities of either party arising from or related in any way to this Agreement or the transactions contemplated hereby, the parties hereto, by execution and delivery of this Agreement, expressly and irrevocably waive their right to a jury trial and stipulate that any such action, suit or proceeding shall be tried to the court (or arbitrator if the proceeding is under Section 9.10(b) hereof).

SECTION 9.13 Cooperation. Each party agrees to execute such further papers, agreements, documents, instruments and the like as may be reasonably necessary or desirable to effect the purpose of this Agreement and to carry out its provisions.

SECTION 9.14 Waiver. No waiver by any party in one or more instances of any of the provisions of this Agreement or the breach thereof shall establish a precedent for any other instance with respect to that or any other provision. Furthermore, in case of waiver of a particular provision, all other provisions of this Agreement will continue in full force and effect.

SECTION 9.15 Severability. If any provision of this Agreement is held to be invalid or unenforceable, all other provisions shall nevertheless continue in full force and effect.

SECTION 9.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

SECTION 9.17 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any third party any rights, remedies, obligations or liabilities.

SECTION 9.18 Compliance with Laws and Regulations. In performing their obligations pursuant to this Agreement, the parties hereto agree and covenant that they will comply with all applicable federal, state, and local laws and regulations.

SECTION 9.19 Expenses. Each of the parties hereto will pay its own expenses incurred in connection with this Agreement or any transaction contemplated by this Agreement.

IN WITNESS WHEREOF, this Agreement has been signed by authorized representatives on behalf of each of the parties hereto as of the day and year first above written.

MERCK & CO., INC.

By:	/s/ D. Anstice	By:	/s/ Michael Gaines

Name: David W. Anstice
Title: President, Human Health- The Americas

LAYTON BIOSCIENCE, INC.

By:	/s/ Gary L. Snable	By:	/s/ Scott Bauer

INDEX TO SCHEDULES

Schedule A	Trademarks

Schedule B	New Drug Application

Schedule C	Documentation

Schedule D	Patents and Patent Applications

Schedules E-1, E-2, E-3	Form of Trademark Assignments

Schedule F	Form of Assignment and Bill of Sale for NDA, Intellectual Property and Documentation

Schedule G	Notice to FDA

Schedule 5.7(b)	Liens and encumbrances

Schedule 5.7(c)	Location of Purchaser’s offices and places of business

SCHEDULE A

TRADEMARKS

TRADEMARK	LOCATION	REG. NO.	REG. DATE	EXP. DATE	GOODS

INVERSINE	USA	626,116	01-May-56	01-May-06	Medicinal preparation for use as hypotensive agent

INVERSINE	Ireland	58,180	02-Nov-55	02-Nov-07	Medicinal preparation for use as hypotensive agent

INVERSINE	Somalia	2,948	14-Jan-81	14-Jan-01	Chemical, medicinal, pharmaceutical, sanitary, disinfecting, veterinary

SCHEDULE B

NEW DRUG APPLICATION

INVERSINE®

PROD. NO.	STREGNTH	FORM	INITIAL REG.DATE/NUMBER
3219	2.5 mg	Tablet	01-Mar-55
NDA 10251

SCHEDULE C

DOCUMENTATION

[********]

[Entire page has been redacted.]

SCHEDULE D

PATENTS AND PATENT APPLICATIONS

United States Patent No. 2,831,027, Isocamphane compounds and processes for preparing the same; patented April 15, 1959 (patent expired).

SCHEDULE E-1

TRADEMARK ASSIGNMENT- U.S.

WHEREAS, MERCK & CO., INC., a New Jersey corporation, having its principal offices at One Merck Drive, Whitehouse Station, New Jersey 08889-0100, is the owner of the following trademark now registered in the United States Patent and Trademark Office:

TRADEMARK	REG. NO.	REG. DATE	EXP. DATE	GOODS

INVERSINE	626,116	01-May-56	01-May-06	Medicinal preparation for the use as hypotensive agent

WHEREAS, Layton BioScience, Inc., a Delaware corporation having its principal offices at Atherton, California, U.S.A., is desirous of acquiring said registered trademark,

NOW, THEREFORE, in consideration of the sum of One ($1.00) Dollar and other good and valuable consideration, the receipt of which is hereby acknowledged, MERCK & CO., INC., hereby quitclaims to Layton BioScience, Inc., without representation or warranty of title, all of its presently existing right, title and interest in the United Sates in and to said trademark together with the goodwill of the business symbolized by said trademarks and registrations thereof.

Signed this             day of            , 1998.

MERCK & CO., INC.

By:

Name: Title:

State of
s.s.
County of

Subscribed and sworn to before me this day of ,1998

Notary Public

SCHEDULE E-2

TRADEMARK ASSIGNMENT- IRELAND

WHEREAS, MERCK & CO., a New Jersey corporation, having its principal offices at One Merck Dr, Whitehouse Station, New Jersey 08889-0100, is the owner of the following trademark now registered with the Controller of Patents, Designs and Trademarks of the Republic of Ireland:

TRADEMARK	REG. NO.	REG. DATE	EXP. DATE	GOODS
INVERSINE	58,180	02-Nov-55	02-Nov-07	Medicinal preparation for use as hypotensive agent

WHEREAS, Layton BioScience, Inc., a Delaware corporation having its principal offices at Atherton, California, U.S.A., is desirous of acquiring said registered trademark.

NOW, THEREFORE, in consideration of the sum of One ($1.00) Dollar and other good and valuable consideration, the receipt of which is hereby acknowledged, MERCK & CO., INC., hereby quitclaims to Layton BioScience, Inc. without representation or warranty of title, all of its presently existing right, title and interest in the Republic of Ireland in and to said trademarks together with the goodwill of the business symbolized by said trademarks and registrations thereof.

Signed this             day of            , 1998.

MERCK & CO., INC.

By:

Name: Title:

State of
s.s.
County of

Subscribed and sworn to before me this day of , 1998

Notary Public

SCHEDULE E-3

TRADEMARK ASSIGNMENT- SOMALIA

WHEREAS, MERCK & CO., INC., a New Jersey corporation, having its principal offices at One Merck Drive, Whitehouse Station, New Jersey 08889-0100, is the owner of the following trademark now registered with the Ministry of Industry of the Republic of Somalia:

TRADEMARK	REG. NO	REG. DATE	EXP. DATE	GOODS
INVERSINE	2,948	14-Jan-81	14-Jan-01	Chemical, medicinal, pharmaceutical, sanitary, disinfecting, veterinary products

WHEREAS, Layton BioScience, Inc., a Delaware corporation having its principal offices at Atherton, California, U.S.A., is desirous of acquiring said registered trademark,

NOW, THEREFORE, in consideration of the sum on One ($1.00) Dollar and other good and valuable consideration, the receipt of which is hereby acknowledged, MERCK & CO., INC., hereby quitclaims to Layton BioScience, Inc., without said representation or warranty of title, all of its presently existing right, title and interest in Somalia in and to said trademarks together with the goodwill of the business symbolized by said trademarks and registrations thereof.

Signed this             day of            , 1998.

MERCK & CO., INC.

By:

Name: Title:

State of
s.s.
County of

Subscribed and sworn to before me this day of , 1998

Notary Public

SCHEDULE F

[ASSIGNMENT AND BILL OF SALE

FOR NDA, INTELLECTUAL PROPERTY AND DOCUMENTATION]

QUITCLAIM ASSIGNMENT AND BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS, that Merck & Co., Inc., a New Jersey corporation (“Seller”), for and in consideration of the sum on ONE DOLLAR and other valuable consideration as set forth in this Asset Purchase and Trademark Assignment Agreement by and between Seller and Layton BioScience, Inc., a Delaware corporation (“Purchaser”) dated as of the date hereof (the “Agreement”), and intending to be legally bound hereby, has sold, conveyed, assigned, transferred, set over and delivered, and by these presents does hereby sell, convey, assign, transfer, set over and deliver, unto Purchaser all of Seller’s right, title and interest in and to the following property (the “Property”), to have and to hold the Property unto Purchaser, its successors and assigns, for its own proper use and benefit forever:

1. The following New Drug Application for INVERSINE® (mecamylamine hydrochloride) filed with the U.S. Food and Drug Administration (“FDA”) for marketing authorization within the United States, and all legal rights and privileges belonging or accruing to the owner or holder of such application:

PROD. NO.	STRENGTH	FORM	INITIAL REG.DATE/NO.
3219	2.5 mg	Tablet	01-Mar-55
NDA 10251

2. The following documents, paper and files (the “Documentation”):

[********]

3. All intellectual Property to the extent set forth or embodied in the Documentation.

Notwithstanding any other provision hereof to the contrary, the Buyer shall not acquire pursuant hereto any property, assets or rights of any kind or nature, real or personal, tangible or intangible, other than the Seller’s right, title and interest in and to the Property. Seller makes no representation or warranty of good title to the Property but quitclaims all of its right, title and interest in and to the Property to the Purchaser.

PURCHASER ACKNOWLEDGES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ASSIGNMENT AND BILL OF SALE OR IN THE AGREEMENT, SELLER HAS MADE NO REPRESENTATION OR WARRANTY WHATSOEVER AND PURCHASER HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EXCEPT THOSE EXPRESSLY SET FORTH IN THIS ASSIGNMENT AND BILL OF SALE OR IN THE AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS ASSIGNMENT AND BILL OF SALE OR IN THE AGREEMENT, PURCHASER IS ACQUIRING THE PROPERTY ON AN “AS IS, WHERE IS” BASIS WITHOUT ANY EXPRESS OR IMPLIED WARRANTIES AS TO THE FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR CONDITION OF THE PROPERTY OR AS TO ANY OTHER MATTER.

Without limiting the generality of the foregoing:

(a) Seller has made no representations or warranties that the Know-how, methods, processes, formulae, techniques, trade secrets or other information included in the Intellectual Property or in the Documentation or elsewhere in the Property will be useful to the Purchaser for any purpose whatsoever, and more specifically Seller has affirmatively disclosed to Purchaser certain problems previously experienced in connection with the manufacture of the Product and Seller makes no representations or warranties concerning the manufacturing process or the efficacy, efficiency or adequacy of the Property for the purpose of manufacturing, marketing or selling the Product either before or after the First Closing.

(b) Seller has made no representations or warranties concerning the efficacy or safety for human use of the Product, whether in the formulation heretofore manufactured and sold under the name “INVERSINE” or in the form of any other stereoisomer or other derivative.

(c) Seller has made no representation or warranty concerning the accuracy, completeness or utility of any Documentation or Intellectual Property contained within the Property.

(d) Seller has made no representation, and has specifically disclaimed, that it is the holder of any unexpired Patents in the United Stated. Any information about Patents contained in the Documentation relates to expired Patents.

(e) Seller has made no representation, and has specifically disclaimed, that it is the holder of (i) any Patents that are registered or effective outside the United States or (ii) any Marks that are registered or effective outside the United States except the trademarks in Ireland and Somalia shown on Schedule A to the Agreement.

Capitalized terms used in this Assignment and Bill of Sale, unless otherwise defined herein, shall have the meanings ascribed to them in the Agreement. In the event of a conflict between the Agreement and this Assignment and Bill of Sale, the terms and conditions of the Agreement shall control.

IN WITNESS WHEREOF, Seller has caused this Assignment and Bill of Sale to be signed this             day of March 1998.

SELLER:

MERCK & CO., INC.

By:

Name: Title:

Witness:

Name: Title:

SCHEDULE G

NOTICE TO FDA

Raymond J. Lipicky, M.D.- Director

Division of Cardio- Renal Drug Products

HFD-110, Room 16B-45

Office of Drug Evaluation 1 (CDER)

Food and Drug Administration

1451 Rockville Pike

Rockville, Maryland 20852

Dear Dr. Lipicky:

NDA	10-251: Tablets INVERSINE (Mecamylamine HCI)

Pursuant to 21 CFR 314.72, we are notifying you that as of             , Merck Research Laboratories division of Merck & Co., Inc., transferred ownership and all rights and responsibilities for NDA 10-251 to Layton BioSciences.

Effective the date of this letter; all communications to the sponsor should be addressed to:

Martha Reitman, M.D.

Layton BioScience, Inc.

105 Reservoir Road

Atherton, CA 94027

(650) 854-6614

A letter and completed FDA Form 356h has been submitted to your office by Layton BioScience, Inc. under separate cover a copy of which is attached. Their letter certifies that they are assuming sponsorship of and have been provided a complete copy of NDA 10-251.

Please direct any questions regarding the transfer of NDA 10-251 to Larry P. Bell, M.D. (610/397-2310) or, in my absence, to Bonnie J. Goldmann, M.D. (610/397-2383).

Sincerely,

Larry P. Bell, M.D.
Senior Director, Regulatory Affairs

Certified No.

SCHEDULE 5.7(b)

LIENS AND ENCUMBRANCES

None

SCHEDULE 5.7(c)

LOCATION OF PURCHASER’S OFFICES AND PLACES OF BUSINESS

105 Reservoir Road

Atherton, CA 94027